Exhibit 99.1
Press Release Dated April 20, 2011

NEWS RELEASE
April 20, 2011

Farmers Capital Bank Corporation Announces First Quarter Earnings

Frankfort, Kentucky – Farmers Capital Bank Corporation (NASDAQ:  FFKT) (the “Company”) reported net income of $1.0 million for the quarter ended March 31, 2011, an increase of $154 thousand or 17.3% compared to net income of $891 thousand for the quarter ended December 31, 2010. On a per common share basis, net income was $.08 for the current quarter compared to $.06 for the linked quarter, an increase of $.02 or 33.3%. Net income of $1.0 million for the current quarter represents a decrease of $900 thousand or 46.3% compared to $1.9 million for the same quarter a year ago. On a per common share basis, net income of $.08 for the current quarter represents a decrease of $.12 or 60.0% compared to $.20 for the first quarter of 2010. The percentage change in per common share earnings is greater than the percentage change in net income due to dividends and accretion related to the preferred stock outstanding and a slight increase in the number of common shares outstanding in the comparable periods.

Net interest income increased $207 thousand or 1.5% and the provision for loan losses decreased $1.1 million or 31.7%, respectively, in the linked quarter comparison. This was partially offset by lower noninterest income of $534 thousand or 8.3%, an increase in noninterest expenses of $200 thousand or 1.3%, and higher income tax expense of $451 thousand or 137%. The decrease in net income in the current quarter compared to the first quarter a year ago was driven mainly by an increase in the provision for loan losses of $515 thousand or 26.7%, lower investment securities gains of $1.2 million or 74.6% in the current quarter, partially offset by lower noninterest expenses of $1.2 million or 7.4%.

Nonperforming loans, which had declined in each of the previous three quarters, edged upward $3.3 million or 3.6% at March 31, 2011 compared to year-end 2010. Compared to a year ago, nonperforming loans and assets decreased $13.6 million or 12.6% and $5.9 million or 4.4%, respectively. Nonperforming assets were as follows for the periods indicated.

(In thousands)	March 31, 2011	December 31, 2010	September 30, 2010	June 30, 2010	March 31, 2010
Nonaccrual loans	$57,473	$53,971	$ 53,866	$ 59,370	$64,011
Loans 90 days or more past due and still accruing	45	42	472	1,279	1,554
Restructured loans	36,746	36,978	37,395	38,220	42,325
Total nonperforming loans	94,264	90,991	91,733	98,869	107,890

Other real estate owned	34,371	30,545	29,022	27,562	26,686
Other foreclosed assets	20	34	59	39	12
Total nonperforming assets	$128,655	$121,570	$120,814	$126,470	$134,588

Ratio of total nonperforming loans to total loans (net of unearned income)	8.2%	7.6%	7.5%	8.0%	8.6%

The $3.3 million overall increase in nonperforming loans in the linked quarter was driven primarily by a single credit in the amount of $4.6 million secured by commercial real estate which was placed on nonaccrual status during the current quarter. The $3.8 million increase in other real estate owned in the linked quarter is due mainly to the Company taking possession of real estate in the amount of $3.3 million securing five separate larger-balance credit relationships, $2.6 million of which was previously classified in nonaccrual loans. Of the $3.3 million larger-balance real estate repossessions during the current quarter, $1.4 million represents construction/land development projects, $1.2 million represents residential real estate, and $676 thousand represents commercial real estate properties.

Farmers Capital Bank Corporation   *   Page 1 of 5

Net loan charge-offs were $2.2 million and $2.6 million in the current three months and linked quarter, respectively, a decrease of $381 thousand or 14.8%. Net charge-offs as a percentage of outstanding loans (net of unearned income) were .19% and .22% in the current and linked quarters, respectively. The allowance for loan losses was $29.0 million or 2.52% of loans outstanding (net of unearned income) at March 31, 2011. At year-end 2010, the allowance for loan losses was $28.8 million or 2.41% of net loans outstanding.

First Quarter 2011 Compared to Fourth Quarter 2010

▪
The $154 thousand or 17.3% increase in net income was driven mainly by a $1.1 million or 31.7% lower provision for loan losses. Negatively impacting net income in the comparison was a decrease in noninterest income of $534 thousand or 8.3%, higher noninterest expenses of $200 thousand or 1.3%, and higher income tax expense of $451 thousand or 137%.

▪
The decrease in the provision for loan losses is mainly because there are fewer new impaired and nonperforming loans requiring specific allocations in the current period compared to the linked quarter combined with a decrease in loan volume. The increase in nonperforming loans was mainly attributed to the addition of a single nonaccrual credit of $4.6 million which had been on the classified loan list at year-end 2010. In addition, the decrease in loan volume has resulted in a smaller base on which to apply historical loss rates to the general portfolio.

▪
The decrease in noninterest income was led by lower net gains on the sale of loans of $321 thousand or 69.5%, lower income from company-owned life insurance of $259 thousand or 52.4%, lower service charges and fees on deposits of $204 thousand or 9.0%, partially offset by an increase in net gains on the sale of investment securities of $408 thousand.

▪
The $321 thousand decrease in net gains on the sale of loans is attributed to an $11.3 million or 61.7% decline in sales volume in the current period, mainly due to an increase in mortgage rates and to local economic conditions. Income from company-owned life insurance decreased $259 thousand mainly as a result of a death benefit that the Company recorded in the linked quarter and there was no such transaction in the current period. The Company recorded $241 thousand in excess of the cash surrender value resulting from the event in the fourth quarter of 2010. The $204 thousand decrease in service charges and fees on deposits is due mainly to lower overdraft/insufficient funds charges of $194 thousand or 13.0%.

▪
Noninterest expenses increased $200 thousand or 1.3% in the comparison. Significant amounts in this total include a decrease in expenses related to repossessed real estate of $569 thousand or 45.6% offset by two non-routine losses in the aggregate of amount of $1.0 million. One of these losses relates to a fraudulent transaction on a deposit account involving one of the Company’s customers totaling $700 thousand. The Company is filing insurance claims seeking possible recovery of this loss. The other loss relates to a $303 thousand write-down attributed to uncollectible amounts of property tax receivables at the Company’s leasing subsidiary.

▪
The $451 thousand increase in income tax expense is mainly attributed to the Company learning that one of its tax-exempt customers had received notification that the Internal Revenue Service intends to issue an adverse ruling to the customer regarding the qualified status of their debt arrangement with the Company. The amount of income tax expense recognized in the current quarter related to this issue was $449 thousand, including interest of $47 thousand. The loan contract contains provisions that the customer will indemnify the Company for any penalties, taxes, or interest thereon for which the Company becomes liable as a result of a determination of taxability. The Company intends to exercise its rights under the contract; however, due to the contingent nature of the indemnification provisions, the Company will not record the effects of the indemnification until it is realized. Additional information related to this matter is set forth in footnote 24 of the Company’s 2010 audited consolidated financial statements.

▪
Net interest income increased $207 thousand or 1.5%. The increase in net interest income was driven by lower interest expense of $828 thousand or 11.3%, which offset a decrease in interest income of $621 thousand or 3.0%.

▪	Net interest margin was 3.18% in the current quarter, an increase of 20 basis points from 2.98% in the linked quarter. Net interest spread was 2.94%, an increase of 22 basis points compared to 2.72%.

Farmers Capital Bank Corporation   *   Page 2 of 5

First Quarter 2011 Compared to First Quarter 2010

▪
The $900 thousand decrease in net income for the current quarter compared to a year earlier was driven mainly by a $515 thousand or 26.7% increase in the provision for loan losses, lower investment securities gains of $1.2 million or 74.6%, partially offset by lower noninterest expenses of $1.2 million or 7.4%.

▪
The provision for loan losses was $2.4 million in the current quarter compared to $1.9 million a year ago. The increase in the provision for loan losses in the current period is due mainly to a higher amount of specific allocations related to impaired loans.

▪
The decrease in net gains on the sale of investment securities in the comparison resulted from the timing of the sale of investment securities from the available for sale portfolio. The Company periodically sells investment securities to refine its securities portfolio for normal asset-liability management or to lock in gains to help offset operating expenses and support capital.

▪
Net interest income increased $206 thousand or 1.5%. The increase in net interest income was driven by lower interest expense of $3.4 million or 34.4%, which offset a decrease in interest income of $3.2 million or 13.7%.

▪
Net interest margin was 3.18% in the current quarter, an increase of 25 basis points from 2.93% compared to a year earlier. Net interest spread was 2.94%, an increase of 18 basis points compared to 2.76%.

▪
Noninterest expenses decreased $1.2 million or 7.4% in the comparison. Significant declines include expenses related to repossessed real estate of $992 thousand or 59.3%, salaries and employee benefits of $331 thousand or 4.7%, deposit insurance expense of $217 thousand or 19.6%, and data processing and communication expense of $215 thousand or 14.9%. These decreases were partially offset by two non-routine losses in the aggregate of amount of $1.0 million. As discussed previously, one of the losses relates to a fraudulent transaction on a deposit account involving one of the Company’s customers totaling $700 thousand for which the Company is filing insurance claims seeking possible recovery of this loss. The other loss relates to a $303 thousand write-down attributed to uncollectible amounts of property tax receivables at the Company’s leasing subsidiary.

▪
Income tax expense increased $209 thousand in the quarterly comparison. The increase in income tax expense is mainly attributed to a potential unfavorable tax ruling concerning a tax-exempt customer of the Company as described in the previous section of this report.

Balance Sheet

▪
Total assets were $2.0 billion at March 31, 2011, an increase of $32.0 million or 1.7% from year-end 2010. The net increase in total assets is attributed mainly to an increase in investment securities of $71.3 million partially offset by a $41.4 million decrease in loans (net of unearned income).

▪	Other real estate owned was $34.4 million at quarter end, up $3.8 million or 12.5% compared to $30.5 million at year end.
▪
Total deposits increased $9.7 million or .7% in the linked quarter comparison. Noninterest bearing deposit balances increased $9.2 million or 4.4% and interest bearing deposits were relatively unchanged, up $511 thousand.

▪	Short-term borrowings increased $25.4 million or 53.6% due to higher levels of repurchase activity attributed to the Commonwealth of Kentucky.
▪	The allowance for loan losses was 2.52% of loans outstanding (net of unearned income) at March 31, 2011, an increase of 11 basis points compared to 2.41% at year-end 2010.
▪
On a consolidated basis, the Company’s regulatory capital levels remain in excess of “well-capitalized” as defined by its regulators. Likewise, the regulatory capital for the Company’s subsidiary banks exceeds the targets established in the agreements with the regulatory agencies.

Dividend Status

Under an agreement with its banking regulatory authorities entered into during the fourth quarter of 2009, the Company has agreed not to pay dividends on its common or preferred stock (or to make interest payments on its trust preferred securities) without the prior approval of the Federal Reserve Bank of St. Louis (“Federal Reserve”) and the Kentucky Department of Financial Institutions (“KDFI”).  Representatives of the Federal Reserve and KDFI have indicated that any such approval for the payment of dividends will be predicated on a demonstration of adequate, normalized earnings on the part of the Company’s subsidiaries sufficient to support quarterly payments on the Company’s trust preferred securities and quarterly dividends on the Company’s common and preferred stock.  While both regulatory agencies have granted approval of all subsequent quarterly Company requests to make interest payments on its trust preferred securities and dividends on its preferred stock, the Company has not (based on the assessment by Company management of both the Company’s capital position and the earnings of its subsidiaries) sought regulatory approval for the payment of common stock dividends since the fourth quarter of 2009.  Moreover, the Company will not pay any such dividends on its common stock until the Company’s assessment of its capital position and earnings trends yield the conclusion that the payment of a common stock dividend is warranted.

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Farmers Capital Bank Corporation is a bank holding company headquartered in Frankfort, Kentucky.  The Company operates 36 banking locations in 23 communities throughout Central and Northern Kentucky, a data processing company, and an insurance company.  Its stock is publicly traded on the NASDAQ Stock Market LLC exchange in the Global Select Market tier under the symbol:  FFKT.

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that are based upon current expectations, but are subject to certain risks and uncertainties that may cause actual results to differ materially. Among the risks and uncertainties that could cause actual results to differ materially are economic conditions generally and in the subject market areas, overall loan demand, increased competition in the financial services industry which could negatively impact the ability of the subject entities to increase total earning assets, and retention of key personnel.  Actions by the Federal Reserve Board and changes in interest rates, loan prepayments by, and the financial health of, borrowers, and other factors described in the reports filed by the Company with the Securities and Exchange Commission could also impact current expectations.  For more information about these factors please see the Company’s Annual Report on Form 10-K on file with the SEC. All of these factors should be carefully reviewed, and readers should not place undue reliance on these forward-looking statements.

These forward-looking statements were based on information, plans and estimates at the date of this press release, and the Company does not promise to update any forward-looking statements to reflect changes in underlying assumptions or factors, new information, future events or other changes.

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Consolidated Financial Highlights-Unaudited
(In thousands except per share data)
	Three Months Ended
	March 31, 2011	December 31, 2010	March 31, 2010
Interest income	$20,168	$20,789	$23,382
Interest expense	6,512	7,340	9,932
Net interest income	13,656	13,449	13,450
Provision for loan losses	2,441	3,573	1,926
Net interest income after provision for loan losses	11,215	9,876	11,524
Noninterest income	5,893	6,427	7,490
Noninterest expenses	15,282	15,082	16,497
Income before income tax expense	1,826	1,221	2,517
Income tax expense	781	330	572
Net income	$1,045	$891	$1,945

Net income	$1,045	$891	$1,945
Preferred stock dividends and discount accretion	(472)	(470)	(466)
Net income available to common shareholders	$573	$421	$1,479

Basic and diluted net income per common share	$.08	$.06	$.20

Averages
Loans, net of unearned interest	$1,173,677	$1,201,798	$1,264,314
Total assets	1,958,088	2,003,274	2,187,898
Deposits	1,464,858	1,473,064	1,639,562
Shareholders’ equity	151,325	152,452	150,147

Weighted average shares outstanding-basic and diluted	7,412	7,402	7,379

Return on average assets	.22%	.18%	.36%
Return on average equity	2.80%	2.32%	5.25%

	March 31, 2011	December 31, 2010
Cash and cash equivalents	$184,187	$182,056
Investment securities	516,453	445,112
Loans, net of allowance of $29,022 and $28,784	1,122,445	1,164,056
Other assets	144,603	144,469
Total assets	$1,967,688	$1,935,693

Deposits	$1,473,257	$1,463,572
Federal funds purchased and other short-term borrowings	72,810	47,409
Other borrowings	250,038	252,209
Other liabilities	21,509	22,607
Total liabilities	1,817,614	1,785,797

Shareholders’ equity	150,074	149,896
Total liabilities and shareholders’ equity	$1,967,688	$1,935,693

End of period tangible book value per common share1	$15.90	$15.87
End of period common share value	7.51	4.88

1Represents total common equity less intangible assets divided by the number of common shares outstanding at the end of the period.

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